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Exhibit 3.6

CM INTERMEDIARY, LLC

OPERATING AGREEMENT

 TABLE OF CONTENTS

ARTICLE I. FORMATION		1
1.1	Organization	1
1.2	Name	1
1.3	Effective Date	1
1.4	Term	1
1.5	Registered Agent and Office	1
1.6	Principal Office	1
ARTICLE II. DEFINITIONS		1
2.1	Act	1
2.2	Additional Member	1
2.3	Admission Agreement	1
2.4	Articles	1
2.5	Assignee	1
2.6	Bankrupt Member	1
2.7	Business Day	2
2.8	Capital Account	2
2.9	Capital Contribution	2
2.10	Code	2
2.11	Company	2
2.12	Company Agreement	2
2.13	Company Liability	2
2.14	Company Property	2
2.15	Distribution	2
2.16	Disposition (Dispose)	2
2.17	Dissociation	2
2.18	Initial Capital Contribution	2
2.19	Initial Members	2
2.20	Majority of the Members	2
2.21	Managing Member	2
2.22	Member	2
2.23	Membership Interest	2
2.24	Money	2
2.25	Net Losses	2
2.26	Net Profits	3
2.27	Notice	3
2.28	Organization	3
2.29	Person	3
2.30	Proceeding	3
2.31	Property	3
2.32	Proceeding	3
2.33	Regulations	3
2.34	Restricted Membership Interest	3
2.35	Sharing Ratio	3
2.36	Taxable Year	3
2.37	Taxing Jurisdiction	3
ARTICLE III. NATURE OF BUSINESS		3

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ARTICLE IV. ACCOUNTING AND RECORDS		4
4.1	Records to be Maintained	4
ARTICLE V. NAMES AND ADDRESSES OF MEMBERS AND MANAGING MEMBER		4
ARTICLE VI. RIGHTS AND DUTIES OF MEMBERS		4
6.1	Management Right	4
6.2	Liability of Members	4
6.3	Indemnification	4
6.4	Representations and Warranties	4
6.5	Conflicts of Interest	4
ARTICLE VII. MANAGEMENT		5
7.1	Managing Member	5
7.2	Term of Managing Member	5
7.3	Appointment of Officers	5
7.4	Managing Member Indemnification	5
7.5	Power of Attorney	5
ARTICLE VIII. CONTRIBUTIONS AND CAPITAL ACCOUNTS		6
8.1	Initial Contributions	6
8.2	Additional Contributions	6
8.3	Maintenance of Capital Accounts	6
8.4	Distribution of Assets	6
8.5	Sale or Exchange of Interest	7
8.6	No Obligation to Contribute Capital	7
ARTICLE IX. ALLOCATIONS AND DISTRIBUTIONS		7
9.1	Allocations of Net Profits and Net Losses from Operations	7
9.2	Interim Distributions	7
9.3	Limitations on Distributions	7
ARTICLE X. TAXES		7
10.1	Elections	7
10.2	Taxes of Taxing Jurisdictions	7
10.3	Tax Matters Partner	7
10.4	Accrual Method of Accounting	8
ARTICLE XI. DISPOSITION OF MEMBERSHIP INTERESTS		8
11.1	Disposition	8
11.2	Dispositions Not in Compliance with this Article Void	8
11.3	Admission of Assignee Members	8
ARTICLE XII. ADMISSION OF ADDITIONAL MEMBERS		8
12.1	Admission of Additional Members	8
ARTICLE XIII. DISSOCIATION OF A MEMBER		8
13.1	Dissociation	8
ARTICLE XIV. DISSOLUTION AND WINDING UP		9
14.1	Dissolution	9

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14.2	Effect of Dissolution	9
14.3	Distribution of Assets on Dissolution	9
14.4	Winding Up and Certificate of Dissolution	9
ARTICLE XV. AMENDMENT		9
15.1	Company Agreement May Be Modified	9
15.2	Amendment or Modification of Company Agreement	9
ARTICLE XVI. MISCELLANEOUS PROVISIONS		9
16.1	Entire Agreement	9
16.2	No Partnership Intended for Nontax Purposes	9
16.3	Rights of Creditors and Third Parties Under Company Agreement	10
16.4	Effect of Inconsistencies With Act	10

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        This Operating Agreement dated as of February 20, 2002 of CM Intermediary, LLC, a limited liability company organized pursuant to the Act, is entered into and shall be effective as of the Effective Date, by and among the Company and the persons executing this Agreement as Members.

ARTICLE I.
FORMATION

        1.1   Organization—The Members hereby organize the Company as a Delaware limited liability company pursuant to the provisions of the Act.

        1.2   Name—The name of the Company is CM Intermediary, LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

        1.3   Effective Date—This Company Agreement is effective as of the date set forth above.

        1.4   Term—The term of the Company shall commence as of the date of filing the Certificate of Formation and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act or this Company Agreement.

        1.5   Registered Agent and Office—The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Managing Member shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

        1.6   Principal Office—The Principal Office of the Company shall be located at 6430 South Fiddler's Green Circle, Englewood, CO 80111.

ARTICLE II.
DEFINITIONS

        For purposes of this Company Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

        2.1   Act—The Delaware Limited Liability Company Act and all amendments to the Act.

        2.2   Additional Member—A Member other than an Initial Member or an Assignee who has acquired a Membership Interest from the Company.

        2.3   Admission Agreement—The Agreement between an Additional Member and the Company described in Article XIII.

        2.4   Articles—The Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Delaware.

        2.5   Assignee—A Person to whom a Membership Interest with all the associated rights of membership has been transferred.

        2.6   Bankrupt Member—A Member who: (1) has become the subject of an Order for Relief under the United States Bankruptcy Code, (2) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

        2.7   Business Day—Any day other than Saturday, Sunday or any legal holiday observed in Colorado.

        2.8   Capital Account—The account maintained for a Member or Assignee determined in accordance with Article VDT.

        2.9   Capital Contribution—Any contribution of Property, services or the obligation to contribute Property or services made by or on behalf of a Member or Assignee.

        2.10 Code—The Internal Revenue Code of 1986 as amended from time to time.

        2.11 Company has the meaning set forth in the Preamble.

        2.12 Company Agreement—This Operating Agreement including all amendments adopted in accordance with the Company Agreement and the Act.

        2.13 Company Liability—Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

        2.14 Company Property—Any Property owned by the Company.

        2.15 Distribution—A transfer of Property to a member on account of a Membership Interest as described in Article IX.

        2.16 Disposition (Dispose)—Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

        2.17 Dissociation—Any action which causes a Person to cease to be Member as described in Article XII hereof.

        2.18 Initial Capital Contribution—The Capital Contribution agreed to be made by the Initial Members as described in Article VEG.

        2.19 Initial Members—The person or persons identified on Exhibit A attached hereto and made a part hereof by this reference who have executed the Company Agreement.

        2.20 Majority of the Members—Members having Sharing Ratios in excess of one half of the Sharing Ratios of all the Members entitled to vote on, consent to, or approve a particular matter or the sole Member if there is only one Member.

        2.21 Managing Member—Member selected by the Members to manage the affairs of the Company under Article VII hereof.

        2.22 Member—An Initial Member, Additional Member, or, unless the context expressly indicates to the contrary, an Assignee.

        2.23 Membership Interest—The rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

        2.24 Money—Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

        2.25 Net Losses—The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

        2.26 Net Profits—The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

        2.27 Notice—Notice shall be in writing. Notice to the Company shall be considered given when mailed by first class mail postage prepaid, addressed to the Managing Member. Notice to a Member shall be considered given when mailed by first class mail postage prepaid addressed to the Member at the address last reflected in the Company's records unless the Member has given the Company a Notice of a different address.

        2.28 Organization—Any corporation (both non-profit and other corporations), partnership (both limited and general), joint ventures, limited liability company, and unincorporated association, but the term does not include joint tenancies and tenancies by the entirety.

        2.29 Person—Any natural person or Organization.

        2.30 Proceeding—Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

        2.31 Property—Any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

        2.32 Proceeding—Any administrative, judicial, or other adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

        2.33 Regulations—Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

        2.34 Restricted Membership Interest—All Membership Interests shall be Restricted Membership Interests.

        2.35 Sharing Ratio—With respect to 'any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's Capital Account and the denominator is the total of all Capital Accounts of all Members.

        2.36 Taxable Year—The taxable year of the Company as determined pursuant to § 706 of the Code.

        2.37 Taxing Jurisdiction—Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

ARTICLE III.
NATURE OF BUSINESS

        The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article DI

 ARTICLE IV.
ACCOUNTING AND RECORDS

        4.1   Records to be Maintained—The Managing Member shall maintain the following records at the Principal Office:

          (a)   a current list of the full name and last known business address of each Member, former Member and other holder of a Membership Interest;

          (b)   a copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles has been executed; and

          (c)   copies of the Company Agreement including all amendments thereto.

ARTICLE V.
NAMES AND ADDRESSES OF MEMBERS AND MANAGING MEMBER

        The names of the Initial Members and the designation of Managing Member are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.

ARTICLE VI.
RIGHTS AND DUTIES OF MEMBERS

        6.1   Management Rights—All Members who have not Dissociated shall be entitled to vote on any matter submitted to a vote of the Members. Except as otherwise provided in the Company Agreement, action may be taken on the consent or affirmative vote on the approval or consent, either in writing or at a meeting of the Members or a Majority of Members.

        6.2   Liability of Members—No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Company Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

        6.3   Indemnification—The Company shall indemnify the Members for all costs, losses, liabilities, and damages paid or accrued by such Member in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware.

        6.4   Representations and Warranties—Each Member hereby represents and warrants to the Company and each other Member that: (a) it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to the Company Agreement to perform its obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest; (c) the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

        6.5   Conflicts of Interest.

          (a)   A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter.

          (b)   A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law.

ARTICLE VII.
MANAGEMENT

        7.1   Managing Member—The business affairs of the Company shall be made or delegated by the Managing Member. The initial Managing Member shall be as set forth on Exhibit A. The Managing Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, but not limited to, the appointment of officers.

        7.2   Term of Managing Member—The Managing Member shall serve until the earliest of:

          (a)   the removal of such individual by a Majority of the Members;

          (b)   the resignation of such Member; or

          (c)   the Dissociation of such Member.

        7.3   Appointment of Officers—The Managing Member may appoint such officers with such responsibilities as the Managing Member desires. In the absence of action by the Managing Member to the contrary, the Company shall have a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries and a Tax Officer. The President shall have general and active management power and authority with respect to the day to day affairs of the Company and shall perform such duties and undertake such responsibilities as the Managing Member shall designate. The President shall see that all orders and resolutions of the Managing Member are carried into effect. The Vice President shall have such power to execute or file any document required or permitted to be executed or filed on behalf of a limited liability company, and other duties as assigned by the President. The Secretary shall keep or cause to be kept a record of the affairs of the Company, including all orders and resolutions of the Managing Member and record all such items in a book to be kept for that purpose. The Secretary shall perform such other duties as may be prescribed by the Managing Member or the President, under whose supervision he/she shall be. The Tax Officer shall be responsible for the preparation and maintenance of all tax records of the Company and the preparation and filing of all tax returns. The remaining officers shall have the powers and duties normally associated with the officers of corporations bearing similar titles. Each officer shall serve until he or she resigns or is removed by the Managing Member. The initial officers shall be as set forth on Exhibit A hereto.

        7.4   Managing Member Indemnification.

          (a)   The Managing Member shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Managing Member within the scope of the authority conferred on the Managing Member by this Agreement, except for fraud, gross negligence, willful misconduct, or an intentional breach of this Agreement.

          (b)   The Company shall indemnify the Managing Member for any act performed by the Managing Member within the scope of the authority conferred on the Managing Member by this Agreement, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

        7.5   Power of Attorney—Each Member constitutes and appoints the Managing Member as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place and stead, to make execute, sign, acknowledge, and file:

          (a)   the Certificate of Formation;

          (b)   all documents (including amendments to the Certificate of Formation) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

          (c)   any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

          (d)   one or more fictitious or trade name certificates; and

          (e)   all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.

ARTICLE VIII.
CONTRIBUTIONS AND CAPITAL ACCOUNTS

        8.1   Initial Contributions—Each Initial Member shall make the Capital Contribution as set forth on Exhibit A. The value of the Capital Contributions shall be as set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Company Agreement. Each Additional Member shall make the Initial Capital Contribution described in the Admission Agreement. The value of the Additional Member's Initial Capital Contribution and the time for making such contribution shall be set forth in the Admission Agreement.

        8.2   Additional Contributions—In addition to the Initial Capital Contributions, the Members may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Each Member shall be entitled to contribute a proportionate share of such additional contribution. No Member shall be obligated to make any such additional contributions. In the event any one or more Members do not make their additional contribution, the other members shall be given the opportunity to make the contributions. Each Additional Member shall make the Capital Contribution to which such Member has agreed, at the time or times and upon the terms to which the Members agree.

        8.3   Maintenance of Capital Accounts—The Company shall establish and maintain Capital Accounts for each Member. Each Member's Capital Account shall be increased by (1) the amount of any Money actually contributed by the Member to the capital of the Company, (2) the fair market value of any Property contributed, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such Property), and (3) the Member's share of Net Profits and of any separately allocated items of income or gain (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member). Each Member's Capital Account shall be decreased by (1) the amount of any Money distributed to the Member by the Company, (2) the fair market value of any Property distributed to the Member, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property), and (3) the Member's share of Net Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

        8.4   Distribution of Assets—If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article IX below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

        8.5   Sale or Exchange of Interest—In the event of a sale or exchange of some or all of a Member's Membership Interest in the Company, the Capital Account of the Transferring Member shall become the capital account of the Assignee, to the extent it relates to the portion of the Membership Interest transferred.

        8.6   No Obligation to Contribute Capital—Notwithstanding anything herein to the contrary, this Company Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of the Initial Contribution.

ARTICLE IX.
ALLOCATIONS AND DISTRIBUTIONS

        9.1   Allocations of Net Profits and Net Losses from Operations—Net profits, net losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Sharing Ratios.

        9.2   Interim Distributions—From time to time, the Managing Member shall determine in its reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. To the extent such excess exists, the Managing Member may make distributions to the Members in accordance with their Sharing Ratios. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.

        9.3   Limitations on Distributions—No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.

ARTICLE X.
TAXES

        10.1 Elections—The Members may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

        10.2 Taxes of Taxing Jurisdictions—To the extent that the laws of any Taxing Jurisdiction require, each Member (or such Members as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article IX.

        The Managing Member may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

        10.3 Tax Matters Partner—The Managing Member shall be the tax matters partner of the Company pursuant to Section 6231(a)(7) of the Code. The tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. A tax matters partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of the Members.

        10.4 Accrual Method of Accounting—The records of the Company shall be maintained on an accrual receipts and disbursements method of accounting.

ARTICLE XI.
DISPOSITION OF MEMBERSHIP INTERESTS

        11.1 Disposition—Any Member may dispose of all or a portion of the Member's Membership Interest upon compliance with this Section 11. No Membership Interest shall be Disposed of:

          (a)   if such disposition, alone or when combined with other transactions, would result in a termination of the Company;

          (b)   unless and until the Company receives from the Assignee the information and agreements that may be required by any Taxing Jurisdiction.

        11.2 Dispositions Not in Compliance with this Article Void—Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Section 11 other than in accordance with this Section 11 shall be, and is declared to be, null and void ab initio.

        11.3 Admission of Assignee Members—An Assignee of a Membership Interest shall be admitted as a Member and admitted to all the rights of the Member who initially assigned the Membership Interest.

ARTICLE XII.
ADMISSION OF ADDITIONAL MEMBERS

        12.1 Admission of Additional Members—The Members may permit the admission of Additional Members and determine the Capital Contributions of such Members.

ARTICLE XIII.
DISSOCIATION OF A MEMBER

        13.1 Dissociation—A Person shall cease to be a Member upon the happening of any of the following events:

          (a)   the Member's becoming a Bankrupt Member;

          (b)   in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's personal estate;

          (c)   in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

          (d)   in the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of the separate Organization;

          (e)   in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

          (f)    in the case of an estate, the distribution by the fiduciary of the estate's entire interest in the limited liability company.

 ARTICLE XIV.
DISSOLUTION AND WINDING UP

        14.1 Dissolution—The Company shall be dissolved and its affairs wound up upon the unanimous written consent of all the Members.

        14.2 Effect of Dissolution—Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been issued by the Secretary of State.

        14.3 Distribution of Assets on Dissolution—Upon the winding up of the Company, the Company Property shall be distributed:

          (a)   to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

          (b)   to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.

        14.4 Winding Up and Certificate of Dissolution—The winding up of a limited liability company shall be completed when all debts, liabilities, and obligations of the limited liability company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the limited liability company have been distributed to the members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State of the State of Delaware for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE XV.
AMENDMENT

        15.1 Company Agreement May Be Modified—The Company Agreement may be modified as provided in this Article XV (as the same may, from time to time be amended). No Member Or Managing Member shall have any vested rights in the Company Agreement which may not be modified through an amendment to the Company Agreement.

        15.2 Amendment or Modification of Company Agreement—The Company Agreement may be amended or modified from time to time only by a written instrument adopted and executed by a Majority of the Members.

ARTICLE XVI.
MISCELLANEOUS PROVISIONS

        16.1 Entire Agreement—The Company Agreement represents the entire agreement among all the Members and between the Members and the Company.

        16.2 No Partnership Intended for Nontax Purposes—The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the State Uniform Partnership Act nor the State Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

        16.3 Rights of Creditors and Third Parties Under Company Agreement—The Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Company Agreement, Admission Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

        16.4 Effect of Inconsistencies With Act—For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Company Agreement hereby agree to the terms and conditions of the Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Company Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of the Company Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, the Company Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of the Company Agreement is prohibited or ineffective under the Act, the Company Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members hereby agree that each Member shall be entitled to rely on the provisions of this agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Company Agreement, which is intended to govern the relationship among the Company, the Members, notwithstanding any provision of the Act or common law to the contrary.

        IN WITNESS WHEREOF, the undersigned Members have executed this Company Agreement as of the date set forth above.

CROWN MEDIA HOLDINGS, INC.
By:
Title:

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  Exhibit 3.6
CM INTERMEDIARY, LLC OPERATING AGREEMENT
TABLE OF CONTENTS
ARTICLE I. FORMATION
ARTICLE II. DEFINITIONS
ARTICLE III. NATURE OF BUSINESS
ARTICLE IV. ACCOUNTING AND RECORDS
ARTICLE V. NAMES AND ADDRESSES OF MEMBERS AND MANAGING MEMBER
ARTICLE VI. RIGHTS AND DUTIES OF MEMBERS
ARTICLE VII. MANAGEMENT
ARTICLE VIII. CONTRIBUTIONS AND CAPITAL ACCOUNTS
ARTICLE IX. ALLOCATIONS AND DISTRIBUTIONS
ARTICLE X. TAXES
ARTICLE XI. DISPOSITION OF MEMBERSHIP INTERESTS
ARTICLE XII. ADMISSION OF ADDITIONAL MEMBERS
ARTICLE XIII. DISSOCIATION OF A MEMBER
ARTICLE XIV. DISSOLUTION AND WINDING UP
ARTICLE XV. AMENDMENT
ARTICLE XVI. MISCELLANEOUS PROVISIONS